UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 2, 2018

InterDigital, Inc.
(Exact name of Registrant as Specified in Charter)

Pennsylvania	1-33579	23-1882087
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Bellevue Parkway, Suite 300, Wilmington, DE	19809
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: 302-281-3600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❑    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
❑    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
❑    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17
CFR 240.14d-2(b))
❑    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17
CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ❑
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ❑

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
As previously disclosed on a Form 8-K filed on January 31, 2018, on January 30, 2018, Scott A. McQuilkin, Senior Executive Vice President, Innovation, and Lawrence F. Shay, Senior Executive Vice President, Future Wireless, and Chief Intellectual Property Counsel, each notified InterDigital, Inc. (the “Company”), of their intention to retire from their respective positions at the Company effective April 1, 2018 (the “Retirement Date”).

In consideration of each executive’s distinguished service to the Company and the Company’s desire to ensure smooth transitions to their respective successors, the Company entered into Retirement & Transition Agreement and Releases with each of Mr. McQuilkin (the “McQuilkin Retirement Agreement”) and Mr. Shay (the “Shay Retirement Agreement”), on April 2, 2018.

Under the McQuilkin Retirement Agreement, Mr. McQuilkin agrees to provide limited transition services on a part-time basis for a period of 100 calendar days following the Retirement Date in exchange for $120,000, payable in 3 equal payments on May 1, 2018, June 1, 2018, and July 1, 2018, in order to facilitate and ensure a smooth transition to his successor. If the transition services terminate prior to the end of the transition period, then the transition payment will be paid on a pro-rata basis. Additionally, Mr. McQuilkin will receive (i) a lump sum payment of $596,814 by March 15, 2019, and (ii) health continuation coverage for him and his covered dependents for a period of 12 months (“McQuilkin Retirement Payment”) in exchange for his continued compliance with the restrictive covenants set forth in Mr. McQuilkin’s employment agreement with the Company and his release of claims in favor of the Company and its designated releasees. Mr. McQuilkin’s Company equity awards ceased to vest as of the Retirement Date, and there will be no continued vesting during the transition period. Mr. McQuilkin must not revoke the McQuilkin Requirement Agreement and must reaffirm the release and restrictive covenants set forth in the McQuilkin Retirement Agreement following the end of his transition period in order to receive the McQuilkin Retirement Payment.

Under the Shay Retirement Agreement, Mr. Shay agrees to provide limited transition services on a part-time basis for a period of 100 calendar days following the Retirement Date in exchange for $120,000, payable in 3 equal payments on May 1, 2018, June 1, 2018, and July 1, 2018, in order to facilitate and ensure a smooth transition to his successor. If the transition services terminate prior to the end of the transition period, then the transition payment will be paid on a pro-rata basis. Additionally, Mr. Shay will receive (i) a lump sum payment of $596,814 that will be deferred under the Company’s Deferred Compensation Plan (“NQDC”) and (ii) health continuation coverage for him and his covered dependents for a period of 12 months (“Shay Retirement Payment”) in exchange for his continued compliance with the restrictive covenants set forth in Mr. Shay’s employment agreement with the Company and a release of claims in favor of the Company and its designated releasees. The deferred payment under the NQDC is scheduled to be paid on the fifth anniversary of Mr. Shay’s separation from service from the Company (which separation date is expected to be July 11, 2018). Mr. Shay’s Company equity awards ceased to vest as of the Retirement Date, and there will be no continued vesting during the transition period. Mr. Shay must not revoke the Shay Retirement Agreement and must reaffirm the release and restrictive covenants set forth in the Shay Retirement Agreement following the end of his transition period in order to receive the Shay Retirement Payment.

The summaries of the McQuilkin Retirement Agreement and the Shay Retirement Agreement set forth above do not purport to be complete and are qualified in their entirety by reference to the full text of such documents. The Company will file each agreement as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending March 31, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERDIGITAL, INC.

By: /s/ Jannie K. Lau
Jannie K. Lau
Chief Legal Officer, General Counsel and Corporate Secretary

Date: April 2, 2018